EXHIBIT 21.1

Subsidiaries

Perficient Canada Corp.
Perficient Genisys, Inc.
Perficient Meritage, Inc.
Perficient Zettaworks, Inc.
Perficient iPath, Inc.
Perficient Vivare, Inc.
Perficient Bay Street, LLC
Perficient Insolexen, LLC
Perficient DCSS, Inc